                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                BI INCORPORATED
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                NOT APPLICABLE
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                BI INCORPORATED

                 ---------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                 ---------------------------------------------

                         To be held November 16, 1999

                               Boulder, Colorado


     The Annual Meeting of Shareholders of BI Incorporated (the "Company") will be held at the Raintree Plaza Hotel, 1900 Diagonal Highway 119, Longmont, Colorado, at 10:00 a.m. local time, Tuesday, November 16, 1999, for the following purposes:

     1. To elect eight (8) directors to serve until the next Annual Meeting and until their successors have been duly elected and qualified.

     2.   To approve the Company's 1999 Stock Option Plan.

     3. To ratify the appointment of Arthur Anderson LLP as independent accountants for the Company for the fiscal year ending June 30, 2000.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

          The minutes of the last annual shareholders' meeting and the shareholders' list of their share eligibility to vote at the 1999 annual meeting will be open to inspection by the shareholders at the Corporate office, 6400 Lookout Road, Boulder, Colorado 80301.

          Shareholders of record at the close of business on September 22, 1999, will be entitled to notice of and to vote at the meeting, or any adjournment thereof.


                                  YOUR PROXY

     PLEASE SIGN AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED POSTPAID ENVELOPE. SHOULD YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN THOUGH YOU HAVE GIVEN A PROXY. THE PROMPT RETURN OF YOUR PROXY WILL BE OF GREAT HELP IN PREPARING FOR THE MEETING.


                                     By Order of the Board of Directors


                                     Mckinley C. Edwards, Jr.
                                     Secretary

Dated:  September 27, 1999

                                BI INCORPORATED
                               6400 LOOKOUT ROAD
                           BOULDER, COLORADO 80301

                          ---------------------------

                                PROXY STATEMENT

                          ---------------------------

SOLICITATION, EXERCISE AND REVOCABILITY OF PROXY

     The enclosed proxy is solicited by the Board of Directors of BI Incorporated (the "Company") for use at the Annual Meeting of Shareholders to be held Tuesday, November 16, 1999, or any adjournment thereof. It is anticipated that this Proxy Statement and the accompanying form of proxy will first be mailed to the shareholders of the Company on or about September 27, 1999. The Company's principal executive offices are located at 6400 Lookout Road, Boulder, Colorado 80301, and its telephone number at those offices is (303) 218-1000.

     Proxies are revocable at any time before voted by written notice to the Company, grant of a subsequent proxy, or voting at the meeting in person.
Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to the solicitation (and not properly revoked before they are voted) will be voted (i) for the election of the eight nominees to the Board of Directors named elsewhere herein; (ii) for approval of the 1999 Stock Option Plan; (iii) for the ratification of the appointment of Arthur Anderson LLP as independent accountants for the Company for the fiscal year ending June 30, 2000; and (iv) in the discretion of the proxy holder on any matter properly brought before the meeting of which the Company did not have notice prior to June 3, 1999. In the event a shareholder specifies a different choice on his proxy, his shares will be voted in accordance with the specifications so made.

COST OF SOLICITATION

     The cost of the solicitation of proxies will be borne by the Company. The Company may reimburse brokers and other custodians, nominees or fiduciaries for their expenses in forwarding proxy material to principals and obtaining their proxies.

VOTING

     Only shareholders of record at the close of business on September 22, 1999 will be entitled to vote at the meeting. On September 1, 1999, there were issued and outstanding 7,898,094 shares of Common Stock of the Company, entitled to one vote per share. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock as of the record date constitutes a quorum and is required in order for the Company to conduct business at the Annual Meeting. Shareholders are not entitled to cumulate their votes in the election of Directors, which means that the holders of more than half the shares voting for the election of the Directors can elect all the Directors if they choose to do so. On all matters, a favorable vote consists of a simple majority of the votes represented at a meeting at which a quorum is present. Abstentions and broker non-votes are counted towards a quorum. Abstentions are counted in the tabulations of the votes cast, but broker non-votes on any proposal are not considered to be represented at the meeting as to such proposal and therefore are not counted for purposes of determining whether a proposal has been approved.

     The Board of Directors knows of no shareholder owning more than five percent (5%) of the outstanding voting securities of the Company, except for Neil J. Weisman, Wellington Management, Co., Merrill Lynch Asset Management and Dimensional Fund Advisors, Inc.

ELECTION OF DIRECTORS

     The Board of Directors consists of eight incumbent members, all of whom have been nominated and have agreed to stand for reelection at the meeting to hold office until the next meeting of shareholders and until their successors are elected and qualified.

Information Concerning Directors

     William E. Coleman, Mckinley C. Edwards, Jr., Beverly J. Haddon, David J. Hunter, Perry M. Johnson, Jeremy N. Kendall, Barry J. Nidorf and Byam K. Stevens, Jr. were elected by the shareholders at the last annual meeting, and have been nominated by the Board of Directors for re-election. The Proxies cannot vote for a greater number of persons than the number of nominees named. All nominees have informed the Company that they are willing to serve, if elected, and management has no reason to believe that any nominee will be unavailable. In the event a nominee for a directorship should become unavailable for election, the persons named in the proxy will vote for the election of any other person who may be recommended and nominated by the Board for the office of director. Information regarding nominees and directors is set forth below.

Nominees for Election as Directors

                                                                                                             Director
                                                                                                    Age        Since
                                                                                                    ---        -----
     William E. Coleman is Chairman of Colorado Venture Management, a venture capital                65         1984
firm, and Chairman of Colorado Energy Management, developers of cogeneration projects.
He is a director of Hauser Chemical Research, Inc.  Dr. Coleman has been Vice Chairman of the Board since November 1992.

     Mckinley C. Edwards, Jr. has been Executive Vice President and Chief Operating                  57         1990
Officer since November 1996.  He joined the Company in November 1983 as Manufacturing
Manager, was elected Vice President of Manufacturing in November 1984, promoted to
Executive Vice President of Operations in April 1985 and was elected as Treasurer and
Secretary in June 1986.

     Beverly J. Haddon has been Partner at CRL Associates, a business consulting and                 57         1994
government lobbying firm, since April 1993.  Prior to this date, she held various positions over 28 years with Norwest Bank, her latest being Executive Vice President from June 1991 through May 1992.  She is a director of Hauser, Inc.

     David J. Hunter joined the Company in June 1981 and served as Operations Manager                54         1982
and Vice President of Operations from January 1982 to July 1982, Vice President and
Chief Operating Officer from July 1982 to April 1985, and as President and Chief
Executive Officer from April 1985 to the present.

     Jeremy N. Kendall has been Chairman and Chief Executive Officer of Stake                        59         1981
Technology, Ltd., a company which has developed a process for converting biomass into chemicals and pulp, since June 1983.  Mr. Kendall is also Chairman of JEMTEC,
Inc., an independent distributor of certain of the Company's products.  He is Director of Environmental Reclamation Inc., Chairman of Easton Minerals, and Chairman of
Logicsys, Inc.  Mr. Kendall has been Chairman of the Board since November 1992.

     Perry M. Johnson has served as a Corrections Consultant since April 1988.  He                   68         1994
consults in the areas of prison overcrowding, implementation of house arrest and halfway house programs and development of offender classification systems.  Since
January 1982 he has been Adjunct Professor for the School of Criminal Justice at
Michigan State University. Prior to April 1988 Mr. Johnson was Deputy Director,
Bureau of Field Services; Director, Michigan Department of Corrections; Warden,
State Prison of Southern Michigan and Deputy Director, Bureau of Correctional
Facilities.

     Barry J. Nidorf  has served as a Corrections Consultant since March 1997.                       58         1997
Prior to this date, he held various positions, over 32 years with the Los Angeles
County Probation Department, his latest being Chief Probation Officer from June
1984 to March 1997.

     Byam K. Stevens, Jr. has served as a security analyst and portfolio manager                     68         1989
for the stock brokerage firm of H.G. Wellington & Co., Inc. since March 1986.
From January 1973 to that time, he served in the same capacities for Stillman,
Maynard & Co. until the two firms merged.

Director Compensation

     Each non-employee director was granted, on July 1, 1999, an option pursuant to the 1996 Stock Option Plan to purchase 4,500 shares of the Company's common stock at the closing price on the date prior to the grant date for service in fiscal 1999. Non-employee Directors received $1,500 for each Board of Directors meeting attended during the fiscal year. Non-employee directors who are members of the Audit, Nomination and Compensation Committees received $250 for each meeting attended during the fiscal year as stated below. On November 5, 1998, each re-elected non-employee director received $6,000.

Committees, Attendance, Nominations

     The Company has standing Audit, Nomination and Compensation Committees.
The Company's Audit Committee during fiscal 1999 was comprised of Messrs. Coleman, Hunter, Johnson, Nidorf and Stevens. This Committee recommends engagement of the Company's independent accountants, approves services performed by such accountants, and reviews and evaluates the Company's accounting system of internal controls. The Audit Committee met 4 times during fiscal year 1999. During fiscal 1998, the Compensation Committee consisted of Messrs. Edwards, and Hunter (non-voting members), Kendall, Stevens, and Ms. Haddon. This Committee approves salaries and other compensation arrangements for the executive officers of the Company. This Committee also approves option grants to eligible employees under the Company's stock option plans. The Compensation Committee met 3 times during fiscal 1999. The Nomination Committee consisting of Messrs. Hunter, Coleman, Kendall and Johnson did not meet in fiscal 1999. This committee was formed to develop the composition and participation guidelines of the Board of Directors. The Company's Board of Directors met five times during fiscal 1999. Each Director participated by personally attending during fiscal 1999 over 75% of both the Board of Directors meetings and meetings of committees of which he or she was a member, except Jeremy Kendall who attended 67% of the Compensation Committee meetings.

     Any shareholder who desires to propose a candidate for Board membership should send to the attention of the Secretary of the Company a signed letter of recommendation containing the name and address of the proposing shareholder and the proposed candidate and setting forth the complete business, professional and educational background of the proposed candidate (see "Shareholder Proposals").

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock, as of August 31, 1999 by (i) persons known to the Company to own beneficially more than five percent (5%) of the outstanding Common Stock of the Company, (ii) by each director, (iii) by each Named Executive Officer (as defined in the section of this proxy statement entitled "Executive Compensation - Summary Compensation Table"), and (iv) by all executive officers and directors as a group. A person is deemed to be a beneficial owner of Common Stock that can be acquired by such person within 60 days from August 31, 1999 upon the exercise of warrants or options. The address of each person for whom an address is not shown is care of the company.

                                                   Amount and nature
     Name                                       of beneficial ownership    Percent of Class
    -----------------------------------------------------------------------------------------
     Merrill Lynch Asset Management
     800 Scudders Mill Road                                 722,200 (1)           9.1%
     Plainsboro, NJ 08536

     Neil J. Weisman
     c/o Home Port Holdings, Inc.
     139 West Saddle River Road                             684,300 (1)           8.7%
     Saddle River, NJ 07458

     Dimensional Fund Advisors, Inc.
     1299 Ocean Avenue, 11th Floor
     Santa Monica, CA 90401                                 525,200 (1)           6.6%

     Wellington Management, Co.
     75 State Street
     Boston, MA 02109                                       485,000 (1)           6.1%

     Jackie A. Chamberlin                                    93,372 (2)           1.2%

     William E. Coleman                                       9,500 (3)            *

     Mckinley C. Edwards, Jr.                               156,063 (4)           2.0%

     Beverly J. Haddon                                       42,000 (5)            *

     Jonathan M. Hinebauch                                   54,024 (6)            *

     David J. Hunter                                        299,926 (7)           3.7%

     Perry M. Johnson                                        44,000 (8)            *

     Jeremy N. Kendall                                       58,150 (9)            *

     Steven P. Merrefield                                    41,595 (10)           *

     Barry J. Nidorf                                          9,000 (11)           *

     Byam K. Stevens, Jr.                                    67,950 (12)           *

     All Officers and Directors as a Group
     (11 persons)                                           875,580 (13)         10.3%

____________________
*    Represents less than 1%

(1)  As of June 30, 1999.

(2)  Includes options to purchase 62,500 shares, exercisable within sixty days.

(3)  Includes options to purchase 9,500 shares, exercisable within sixty days.

(4) Includes options to purchase 97,500 shares, exercisable within sixty days. Also includes 4,000 shares owned by Mr. Edwards' children, as to which shares Mr. Edwards disclaims beneficial ownership.

(5)  Includes options to purchase 41,000 shares, exercisable within sixty days.

(6)  Includes options to purchase 47,194 shares, exercisable within sixty days.

(7) Includes options to purchase 155,000 shares, exercisable within sixty days. Also includes 8,536 shares owned by Mr. Hunter's two sons, as to which shares Mr. Hunter disclaims beneficial ownership.

(8)  Includes options to purchase 41,000 shares, exercisable within sixty days.

(9)  Includes options to purchase 47,000 shares, exercisable within sixty days.

(10) Includes options to purchase 21,430 shares, exercisable within sixty days.

(11) Includes options to purchase 9,000 shares, exercisable within sixty days.

(12) Includes 4,000 shares owned by Mr. Stevens' relatives, as to which shares he disclaims beneficial ownership. Also includes options to purchase 47,000 shares, exercisable within sixty days.

(13) Includes options to purchase 578,124 shares, exercisable within sixty days.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Named Executive Officers, (Messrs. Hunter, Edwards, Hinebauch, Merrefield and Ms. Chamberlin) have employment agreements with the Company. These agreements assure continuity of management in the event of any actual change in control, as defined in these agreements. The Company agrees to continue the employ of the executive for two years from the effective date of the change in control. The executive will receive annual salary and benefits of not less than his or her current rate, and will be eligible to participate in bonus and other incentive compensation plans on the same basis he or she was participating before the change in control. If the executive is terminated as a result of the change in control (as defined in the agreement) he or she will receive salary and benefits as if he or she were an employee through the end of his or her employment contract period.

EXECUTIVE COMPENSATION

Report of the Compensation Committee

     With respect to fiscal 1999 executive compensation, the Compensation Committee (the "Committee") administered the compensation for the corporate officers and grants to the officers under the 1996 Stock Option Plan. The Committee also annually establishes and reviews the bonus program for corporate officers. The Committee's policy in administering these plans and programs is to provide a strong and direct link among shareholder value, company performance and executive compensation as well as to structure sound compensation programs that will attract and retain high quality people.

     Officer Compensation Policy.  The Committee periodically utilizes the
     ----------------------------
services of a professional executive compensation consultant to assist the Company in establishing the corporate officer compensation policy. It remains the Committee's policy to assure that the officers are compensated with a base salary, an annual bonus plan, and long-term incentive stock based compensation. The Company's compensation objective is to provide compensation which is designed to be competitive for base salaries with the companies BI competes with for executive talent, and which is variable with the performance of the organization. Incentive compensation will vary with performance. Above-average performance results in above-average total compensation, and below-average performance for the Company results in below-average total compensation. The focus is placed on company performance and individual contributions toward that performance. The Board of Directors have chosen to use the Committee's policy as a guideline when considering future corporate officer compensation matters. Both the Committee and the Board regularly review national executive compensation surveys to assure the parity and appropriateness of BI's officer compensation policy.

     The Committee's corporate officer compensation policy is founded on principles that guide the Company in establishing compensation programs at all levels of the organization. All programs, including those for corporate officers, have the following characteristics:

     Compensation is based on the level of job responsibility, the individual's level of performance, and Company performance. Corporate officers have a greater portion of their pay based on Company performance than do other management employees. Compensation also takes into consideration the value of the job in the marketplace. To retain its highly skilled work force, the Company strives to remain competitive with the pay of employers of a similar stature who compete with the Company for talent.

     Through its stock option and stock purchase plans, the Company offers the opportunity for equity ownership to all of its employees. In addition, the Company provides corporate officers and other key employees the opportunity to build equity ownership through its Option Plans.

     Corporate officer reviews are typically conducted at the first Compensation Committee meeting after the end of each fiscal year. At these reviews both short and long-term compensation matters are considered based upon previous year-end results and the new plan for the future.

     Fiscal 1999 revenue was at a record level of $68.4 million, up 17% over fiscal 1998 revenue of $58.6 million. Net income from continuing operations in its Electronic Monitoring (EM) and Community Correctional Services (CCS) business units increased to $4.2 million, up 39% from $3.0 million in fiscal 1998. During the period, the Company invested in activities related to new product development and market expansion in EM and CCS. It is management's view that such investments are essential to the progress of the Company over the long term. During fiscal 1999, the Company sold its Corrections Information Systems
(CIS) business and incurred a loss from disposal and discontinued operations of $4.1million. It is management's belief that the sale of this business will allow the Company to refocus its efforts on EM and CCS, which is its area of core competency.

     No officer bonuses were paid for fiscal 1999. Steven Merrefield and Jonathan Hinebauch were paid a partial bonus of $13,655 and $13,416, respectively, pursuant to incentive plans that applied to them prior to becoming corporate officers in February 1999.

     Long-term incentive compensation in the form of stock options is an important element of the performance-based compensation of executive officers as well as other managers and employees within the Company. The grant of stock options continues the Company's long-standing practice of increasing management's equity ownership in order to ensure that their interests remain closely aligned with those of the Company's shareholders. Stock options and equity ownership in the Company provide a direct link between executive compensation and shareholder value and serve as an incentive because the exercise price is equal to the fair market value on grant date; thus, executive officers will receive future gains from these options only to the extent the price of the Company's stock increases. Stock options, in addition to providing the Company's key employees an opportunity for increased equity ownership also create an incentive to remain with the Company for the long term.

     At the August 1999 meeting of the Compensation Committee, no stock options were recommended for officers for fiscal 1999 performance. At the February 1999 Board of Directors meeting, the Committee recommended and the Board approved stock option grants of 10,000 shares each, priced at market value on date of grant, for the newly elected officers, Jonathan Hinebauch and Steven Merrefield.

     Pursuant to an officer salary plan based on a national executive survey and consultant recommendation the officers received the following increases effective July 1, 1998; Mr. Hunter 7% increase to $222,500 annually; Mr. Edwards 7.8% increase to $185,000 annually; and Ms. Chamberlin 14% increase to $130,000 annually. A three-step salary adjustment plan was developed for the officers in fiscal 1999 to bring their salaries in line with a national executive survey and consultant's findings. Pursuant to this plan salaries were increased on January 1, 1999 as follows: Mr. Hunter $246,312; Mr. Edwards $196,600; Ms. Chamberlin $135,000.

     Effective July 1, 1998 the Board approved an annual allowance of up to $10,000 for financial and tax advisory services for each officer. Fiscal 1999 payments to officers were: Mr. Hunter $2,175; Mr. Edwards $2,148; Ms. Chamberlin $1,315; and Mr. Hinebauch $3,067.

     Chief Executive Officer Compensation.  The Committee reviews all
     -------------------------------------
compensation matters relative to the CEO after the close of each fiscal year at June 30. At the first Compensation Committee meeting of fiscal 1999, the Committee recommended and the Board approved an annual salary of $222,500 for Mr. Hunter effective July

1, 1998. This salary was approximately 7% more than the previous year. A three-step salary adjustment plan was developed to bring Mr. Hunter's salary in line with national survey data and the executive consultant's findings relative to similar positions in comparable companies. On January 1, 1999, pursuant to this plan Mr. Hunter's annual salary was increased to $246,312.

     No bonus was paid to Mr. Hunter pursuant to the fiscal 1999 incentive plan.

     The Committee recommended no additional stock options be granted to Mr. Hunter. The Committee recommended and the Board of Directors approved an annual allowance for Mr. Hunter of up to $10,000 for financial and tax advisory services effective July 1, 1998. Mr. Hunter was paid $2,175 for this during fiscal 1999.

     The Committee will continue to review all aspects of Mr. Hunter's compensation annually in July to establish goals for the ensuing fiscal year against which his performance and adjustments in compensation will be evaluated.

     Compensation Committee: Beverly J. Haddon, Chairwoman; Jeremy N. Kendall; Byam K. Stevens, Jr.; David J. Hunter (non-voting member); and Mckinley C. Edwards, Jr. (non-voting member).

                           Summary Compensation Table

     The following table sets forth the compensation paid each of the last three fiscal years ended June 30, 1999, 1998 and 1997 to the Company's Chief Executive Officer and each Executive Officer who received compensation in excess of $100,000 (collectively, the "Named Executive Officers").

                                                                                  Long-term Compensation
                                                                                  ----------------------
                                                                                 Awards                   Payouts
                                                                                 ------                   -------
                                                                                         Number of
                                                                                          Option
                                                                      Restricted          Shares       LTIP*         All Other
Name and title                      Annual Compensation              Stock Awards         Granted     Payouts     Compensation (a)
--------------                  ------------------------------       ------------        ---------    -------     ----------------
                                 Year      Salary      Bonus
                                ------    --------    --------
David J. Hunter                  1999     $237,546    $      0           0                     0        0              $  23,156
President,                       1998      207,821      16,064           0                     0        0                 13,947
Chief Executive Officer          1997      197,500           0           0               100,000(b)     0                  8,450


Mckinley C. Edwards, Jr.         1999     $193,539    $      0           0                     0        0              $  20,851
Executive Vice President,        1998      171,452      10,604           0                     0        0                 15,382
Chief Operating Officer          1997      163,750           0           0                75,000(b)     0                  7,369


Jackie A. Chamberlin             1999     $133,246    $      0           0                     0        0              $  18,905
Vice President, Finance,         1998      113,968       5,282           0                     0        0                 12,021
Chief Financial Officer          1997      109,167           0           0                50,000(b)     0                  4,987


Jonathan M. Hinebauch (c)        1999     $118,548    $ 13,416           0                12,000        0              $   9,426
Vice President,
Business Development


Steven P. Merrefield (c)         1999     $142,925    $ 13,655           0                15,000        0               $  9,529
Vice President and
General Manager, CCS
Business Unit

  * Long-term Incentive Plan

  (a)  Other compensation includes:

       1. matching contribution made pursuant to the Company's 401k retirement savings plan as follows: Mr. Hunter $1,484; Mr. Edwards $1,603; Ms. Chamberlin $1,208; Mr. Hinebauch $1,402; and Mr. Merrefield $1,330;

       2. payment of unused vacation hours up to 40 hours: $4,736 for Mr. Hunter; $2,986 for Mr. Edwards; $2,050 for Ms. Chamberlin and $2,818 for Mr. Merrefield;

       3. annual car allowance of $10,200 each to Mr. Hunter, Mr. Edwards and Ms. Chamberlin. Mr. Hinebauch and Mr. Merrefield received $4,250 each for car allowance, effective as of February 1, 1999;

       4. effective July 1, 1998 the Board of Directors approved an annual allowance of up to $10,000 for financial and tax advisory services. Fiscal 1999 payments for these services: Mr. Hunter $2,175, Mr. Edwards $2,148; Ms. Chamberlin $1,315 and Mr. Hinebauch $3,067; and

       5. the Company pays life insurance premiums in connection with a policy purchased as part of a deferred compensation arrangement, as follows:
           $4,561 for Mr. Hunter; $3,914 for Mr. Edwards; $4,132 for Ms. Chamberlin; $707 for Mr. Hinebauch and $1,131 for Mr. Merrefield.

(b) These options were originally granted on August 15, 1996, for fiscal 1996 performance and repriced on January 21, 1997 by the Board of Directors. The vesting schedules and termination dates of repriced options remain unchanged.

(c) On February 4, 1999 Jonathan M. Hinebauch and Steven P. Merrefield became Corporate Officers of BI Incorporated. The table reports total fiscal 1999 compensation.

Stock Option Grants

     The following table shows the stock options granted to the Named Executive Officers during fiscal 1999 and the potential realizable value of those grants (on a pre-tax basis) determined in accordance with SEC rules. The information in this table shows how much the Named Executive Officers may eventually realize in future dollars if the stock gains 5% or 10% in value per year, compounded over the life of the options. These amounts represent assumed rates of appreciation of the Company's Common Stock.

     The options described in this table have exercise prices equal to the fair market value of a share of Common Stock on the date they were granted.

                                          Options Shares Granted in Fiscal 1999

                                                    Individual Grants
                          ------------------------------------------------------------------        Potential Realizable
                                               % of Total                                             Value at Assumed
                             Number of        Option Shares                                         Annual Rate of Stock
                              Option           Granted to           Exercise                        Price Appreciation (b)
                              Shares          Employees in         Price Per      Expiration        ----------------------
       Name                Granted (a)        Fiscal Year            Share           Date              5%            10%
-----------------------   ---------------    --------------        ---------      ----------        ----------------------
Jonathan M. Hinebauch        2,000 (c)           1.0%               $   9.13         7/29/05        $  7,434      $ 17,324
                            10,000 (d)           5.2%               $  11.19          2/3/06        $ 37,170      $ 86,620

Steven P. Merrefield         5,000 (c)           2.6%               $   9.13         7/29/05        $ 18,585      $ 43,310
                            10,000 (d)           5.2%               $  11.19          2/3/06        $ 37,170      $ 86,620

(a) Options vest over a four year period, with 25% vesting each year following the grant date. In the event of termination on account of death or disability, the options which would have vested during the vesting period in which death or disability occurs will, vest.

(b) Calculated over a seven-year period, representing the life of the option.

(c)     Granted July 30, 1998 pursuant to the Company's 1996 Stock Option Plan.

(d) Granted February 4, 1999 pursuant to election as a corporate officer of the Company. The options were granted pursuant to the Company's 1996 Stock Option Plan.

Stock Option Exercises and Option Values

        The following table shows information concerning the exercise of stock options by each of the Named Executive Officers during fiscal 1999, and the value of all remaining unexercised options at June 30, 1999, on a pre-tax basis.

                          Aggregate Option Exercises in Fiscal 1999 and June 30, 1999 Option Values

                                                                 Number of Unexercised              Value of Unexercised, In-the-
                             Shares                                Options at 6/30/99                Money Options at 6/30/99 (b)
                           Acquired on      Net Value            ---------------------              -----------------------------
Name                         Exercise      Realized (a)      Exercisable      Unexercisable      Exercisable        Unexercisable
----                     ----------------  ------------      -----------      -------------      -----------        -------------
David J. Hunter              20,000          $  56,200         203,235           52,500           $ 544,890           $  85,000

Mckinley C. Edwards, Jr.     15,000          $  37,300          83,674           36,250           $ 183,925           $  57,500

Jackie A. Chamberlin         29,255          $ 116,131          48,125           24,375           $  92,813           $  38,750

Jonathan M. Hinebauch             0          $       0          38,770           25,348           $  58,155           $  20,022

Steven P. Merrefield         20,143          $  50,694          15,635           22,840           $  30,953           $  12,386

(a) The net value realized on exercise of stock options is calculated by subtracting the exercise price from the market value of the Company's common stock as of the exercise date.

(b) The value of unexercised in-the-money options is equal to the market value of the common stock at June 30, 1999 ($8.50 per share) less the per share option price, multiplied by the number of exercisable or unexercisable options.

Stock Option Repricing

     The following table shows information concerning the repricing of options for each executive officer of the Company for the ten year period July 1, 1989 to June 30, 1999.

                         TEN-YEAR OPTION/SAR REPRICINGS
-------------------------------------------------------------------------------

(a)                     (b)      (c)            (d)                   (e)                 (f)              (g)
Name                    Date      Number of      Market Price of      Exercise Price At                    Length of Original
                                 Securities     Stock at Time of      Time of Repricing   New Exercise     Option Term Remaining
                                 underlying       Repricing or          or Amendment          Price        at Date of Repricing
                                Options/SARs        Amendment         ($)                 ($)              or Amendment (in months)
                                 Repriced or     ($)
                                 Amended (#)
----------------------------------------------------------------------------------------------------------------------------------
David J. Hunter       1/21/97       100,000                $7.13              $  12.38          $7.00                    115
Chief Executive       4/18/94        40,000                 4.88                  5.875          5.13                      9 (1)
Officer               4/18/94        10,000                 4.88                  7.50           5.13                     20
                      4/18/94        20,000                 4.88                  7.375          5.13                     57
                      4/18/94        52,455                 4.88                  7.625          5.13                     63
                      4/18/94        28,280                 4.88                  7.625          5.13                     63

                      1/28/92        10,000                 7.50                 10.75           7.50                     47
----------------------------------------------------------------------------------------------------------------------------------
Mckinley C.           1/21/97        75,000                 7.13                 12.38           7.00                    115
Edwards, Jr.          4/18/94        35,000                 4.88                  5.875          5.13                      9 (1)
Executive Vice        4/18/94        10,000                 4.88                  7.50           5.13                     20
President, Chief      4/18/94        15,000                 4.88                  7.375          5.13                     57
Operating Officer     4/18/94        23,424                 4.88                  7.625          5.13                     63

                      1/28/92        10,000                 7.50                 10.75           7.50                     47
----------------------------------------------------------------------------------------------------------------------------------
Jackie A. Chamberlin  1/21/97        50,000                 7.13                 12.38           7.00                    115
Chief Financial       4/18/94        10,000                 4.88                  7.50           5.13                     12
Officer,              4/18/94         2,500                 4.88                  7.00           5.13                     27
Vice President        4/18/94         7,000                 4.88                  8.25           5.13                     55
Finance               4/18/94        11,255                 4.88                  7.625          5.13                     63

                      1/28/92        10,000                 7.50                  9.9375         7.50                     39
----------------------------------------------------------------------------------------------------------------------------------
Jonathan M.           1/27/97        15,000                 7.13                  9.19           7.00                     72
Hinebauch             1/27/97        27,188                 7.13                 11.9375         7.00                    115
Vice President,
Business
Development
----------------------------------------------------------------------------------------------------------------------------------
Steven P. Merrefield  1/27/97        16,475                 7.13                 11.9375         7.00                    115
Vice President and
General Manager,      4/18/94         5,000                 4.88                  8.25           5.13                     55
CCS Business Unit     4/18/94         5,000                 4.88                  7.50           5.13                     20
                      4/18/94        15,143                 4.88                  7.625          5.13                     63
                      4/18/94         2,500                 4.88                  7.50           5.13                     12
                      4/18/94         1,000                 4.88                  7.50           5.13                     12
----------------------------------------------------------------------------------------------------------------------------------

(1)  While this reflects the length of the original option term remaining at the
                                           --------
     date of repricing, the actual length of the option term remaining was 33 months, because the termination date for these options was extended from January 1995 to January 1997 at the time they were repriced.


     Compensation Committee: Frank L. Randall, Jr., Chairman, Beverly J. Haddon, Byam K. Stevens, Jr., Jeremy Kendall, David J. Hunter (non-voting member).

1999 Stock Option Plan

THE FOLLOWING IS A SUMMARY OF THE COMPANY'S 1999 STOCK OPTION PLAN AND DOES NOT PURPORT TO DESCRIBE FULLY THE PLAN. A COPY OF THE PLAN IS AVAILABLE AT NO CHARGE TO ANY PERSON ENTITLED TO VOTE AT THE MEETING, UPON WRITTEN REQUEST ADDRESSED
TO: BI INCORPORATED, ATTN: CORPORATE SECRETARY, 6400 LOOKOUT ROAD, BOULDER, CO 80301.

     The Company's 1999 Stock Option Plan (the "Plan") was adopted by the Board of Directors on August 4, 1999, for the purpose of granting employees, directors and consultants of the Company options to purchase Common Stock so that they may have the opportunity to participate in the growth of the Company, thereby providing these people with an increased incentive to promote the interests of the Company. No option may be granted under the Plan after the tenth anniversary of the date the stockholders approve the Plan. The Company does not receive any separate consideration for the issuance of the options other than the services rendered or to be rendered to the Company by the optionee.

     General Terms and Conditions of Options
     ---------------------------------------

     The Board determines the terms of all options granted under the Plan, subject to the limitations contained in the Plan. The Board is free to determine the type of option (which can be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or a non-qualified stock option), the number of shares subject to the option, the exercisability thereof, the period during which the option will be exercisable and any vesting provisions applicable to the option, subject to certain limits set forth in the Plan.

     The per share exercise price of an option cannot be less than 100% of the fair market value of each share at the time the option is granted; however, incentive stock options may not be granted to any holder of the voting rights of 10% or more of the total combined voting power of all classes of stock of the Company at time of grant (a "10% Shareholder"), unless the purchase price is at least 110% of the fair market value of the shares at the time of grant. "Fair market value" means either the exercise price per share established in the discretion of the Board or, so long as the Company's stock is publicly traded, the closing price per share on the last trading day preceding the date of grant.

     No incentive stock options may be granted to any employee where the aggregate fair market value (determined at the time the option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by that employee during any calendar year (under all plans of the Company and its parent and subsidiary corporations) exceeds $100,000; non-qualified stock options may exceed these limits. All options are exercisable even though there may be outstanding any other option(s) which was or were granted before the granting of another option.

     Appropriate adjustments are to be made to the terms of outstanding options to reflect stock splits, dividends or similar transactions. In the event of the proposed dissolution or liquidation of the Company, all options will be deemed terminated immediately prior to the consummation of the action, unless otherwise provided by the Board. In connection with a merger, sale of all or substantially all of the Company's assets, or other transaction which results in the replacement of the Company's Common Stock with the stock of another corporation, the Board may provide for the expiration of any option, for the acceleration of the exercise date of any option to the day immediately preceding the closing day of such event, or for the assumption or replacement of any options with comparable options to purchase the stock of such other corporation, subject to any provisions contained in any individual option agreement.

     Persons Eligible to Receive Options Under the Plan.  Employees (including
     --------------------------------------------------
executive officers), directors and consultants of the Company and any parent or subsidiary of the Company (as defined in Section 424 of the Code) are eligible to receive options under the Plan. As of July 31, 1999, there were approximately 800 persons who were eligible to receive options under the Plan.

The Company has not allocated any specific number of options to be granted to any individual or any group of eligible optionees.

     Administration of the Plan.  The Plan is administered by at least two non-
     --------------------------
employee members of the Board of Directors (the "Board"), appointed by the Board and serving at the Board's pleasure (the "Committee"). The Board may increase the size of the Committee, appoint additional members, remove members (with or without cause), appoint new members, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan. The Board may from time to time adopt rules and regulations as it deems advisable for the administration of the Plan, and may alter, amend or rescind any such rules and regulations in its discretion. The Board has the power to interpret, amend or discontinue the Plan, except that any amendment which would require shareholder approval under state or federal law or the applicable rules of any exchange or trading system on which the Common Stock is traded, takes effect only upon such approval. Subject to provisions that are already in the Plan, no amendment or discontinuance of the Plan can alter or impair any option previously granted to the optionee under the Plan without the written consent of an optionee.

     Number of Options Grantable Under the Plan. The stock issuable under the
     ------------------------------------------
Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market. The maximum number of shares of Common Stock initially reserved for issuance over the term of the Plan shall not exceed 300,000 shares. Upon the Effective Date of the Plan, all shares of Common Stock reserved but not subject to outstanding options under the BI Incorporated 1996 Stock Option Plan shall become part of the shares of Common Stock reserved for options to be granted under this Plan (in addition to the 300,000 shares reserved above) and no further options shall be granted under the 1996 Stock Option Plan. As of July 31, 1999, there were 333,875 shares remaining under the 1996 Stock Option Plan. In addition, the share reserve will automatically be increased on the first day of each fiscal year, beginning with the fiscal year ending June 30, 2000, by an amount equal to two percent (2%) of the total number of shares of Common Stock outstanding on the last day of the immediately preceding fiscal year, or such lesser number of shares as is later ratified by the Board at their first meeting or action in the beginning of such new fiscal year; provided, that in no event shall any such annual increase exceed 200,000 shares.

     Exercise of Options.  An optionee may exercise less than all of the vested
     -------------------
portion of an option, in which case such unexercised, vested portion shall continue to remain exercisable, subject to the terms of the Plan, until the option terminates. With certain limited exception, vested options must be exercised within three months of an optionee's termination of employment with the Company.

     Manner of Exercising Options.  Exercise of an option is accomplished by
     ----------------------------
delivery to the Company prior to expiration of written notice, signed by the holder of the option, specifying the number of shares with respect to which the option is exercised, the type of option being exercised, and by full payment of the purchase price for the shares in cash. The purchase price may, at the Company's discretion, be paid by assignment to the Company of outstanding shares of Common Stock of the Company owned by the optionee for at least six (6) months prior to the date of exercise and having a fair market value (as defined under the Plan) equal to the purchase price of the shares being acquired through exercise of the option. An option may not be exercised for a fraction of a share of Common Stock.

     Term and Termination of Options.  No option may be granted with a term of
     -------------------------------
greater than ten years from the date the option is granted, provided that an incentive option granted to a 10% Shareholder shall not be exercisable after the expiration of five (5) years from the date of grant. An incentive stock option must terminate three months following the termination of employment for any reason other than death or disability. In the case of death or disability of the optionee, an incentive stock option granted under the Plan terminates one year following the termination of employment of the employee to whom the option is granted. In the event of the termination of employment of an optionee on account of his or her death or disability, the optionee is considered to have completed the next full vesting period of employment with respect to the vesting period in which his or her death or disability occurs and in that case, the optionee's legal representative may exercise the option on his or her behalf.

     Transferability.  With certain limited exceptions, an option is not
     ---------------
transferable by the individual to whom it is granted otherwise than by will or the laws of descent and distribution, and can be exercised during the lifetime of such individual, only by him or her; provided, that if the optionee becomes legally disabled or dies, the legal representative may exercise the option on his or her behalf.

     The Board may impose on an option any additional terms and conditions which it deems advisable and which are not inconsistent with the Plan.

     Federal Income Tax Consequences of Option on the Optionee and the Company.
     -------------------------------------------------------------------------

     Incentive Stock Options. The Company anticipates that all options granted under the Plan and treated by the Company as "incentive stock options," that is, a stock option described in Section 422 of the Code, will have the following anticipated (but not guaranteed) federal income tax consequences, among others: the optionee will recognize no income at the time of grant; upon exercise of the incentive stock option, no income will result to any party; if there is no disposition of the shares until a date that is both (i) two years from the grant of an incentive stock option and (ii) one year from its exercise, no amount will be ordinary income and, upon disposition in a taxable transaction, the employee will receive long-term capital gain or loss treatment equal to the difference between the amount realized and the option price; any gain realized upon a disposition other than as set forth above may result in ordinary income tax treatment to the optionee; generally, the Company receives no deduction in connection with the transaction; and, certain optionees may incur alternative minimum tax treatment (AMT) under the Code upon exercise of an incentive stock option, including treatment as a "positive adjustment" for AMT purposes of the difference between the fair market value of the stock acquired on exercise of the incentive stock option and the exercise price.

     Non-qualified Stock Options. The Company anticipates that all non-qualified stock options granted under the Plan will have the following anticipated (but not guaranteed) federal income tax consequences, among others: the optionee will recognize no income at the time of grant; upon exercise of the non-qualified stock option, the individual to whom the option is granted should be deemed to receive ordinary income at the time of exercise equal to the excess, if any, of the fair market value of the acquired shares at such time over the option price for such shares; if the shares acquired upon the exercise of a non-qualified stock option are disposed of in a taxable transaction, the individual disposing of such shares will have a realized and recognized capital gain or loss equal to the difference, if any, between the amount realized and the adjusted basis of such shares to the holder; such gain or loss will be long-term or short-term depending on whether or not such shares are held for longer than six months; and, the adjusted basis usually (but not always) will include the option price plus any ordinary income described above with respect to such shares.

Form S-8 Registration of Shares of Common Stock
-----------------------------------------------
Issuable Pursuant to Options Under the Plan and the 1996 Stock Option Plan
--------------------------------------------------------------------------

     The Company has registered up to 1,400,000 shares of Common Stock underlying options issuable under the 1996 Stock Option Plan with the SEC under Registration Statements on Form S-8. If Proposal two is approved, and the Plan is approved, the Company intends to file an additional Form S-8 Registration Statement to register the additional 300,000 shares of Common Stock initially available and approved for issuance upon the exercise of options that may be granted under the Plan as soon as practicable. The Company intends to file additional Form S-8 Registration Statements as necessary to register any additional shares of Common Stock as may become available under the terms of the Plan (see the foregoing section entitled "Number of Options Grantable Under the Plan").

Information Concerning Options Outstanding and Grantable Under the Plan and the
-------------------------------------------------------------------------------
Company's 1996 Stock Option Plan.
--------------------------------

     As of July 31, 1999, there were a total of 996,375 options outstanding under the 1996 Stock Option Plan, of which 504,121 were vested. Remaining shares available for grant as of July 31, 1999 were 333,875. Assuming approval of the Plan submitted to stockholders at this meeting, an additional 300,000 options initially, and such additional options as may become available under the terms of the Plan (see the foregoing section entitled "Number of Options Grantable Under the Plan"), will be available for grants to eligible optionees. As of July 31, 1999, the total market value of the shares of Common Stock underlying options granted under the Plan as of that date was $8,469,187.50, based on a closing bid price on that date of $8.50.

     The following table sets forth information regarding options granted as of July 31, 1999:

     Options Outstanding Under 1996 Stock Option Plan as of July 31, 1999
     --------------------------------------------------------------------

Name or Class of Optionee          Number of Options Held as of July 31, 1999
-------------------------          ------------------------------------------

                                   Total Options Held      Vested Options
                                   ------------------      --------------
David J. Hunter                             175,000        135,000
Mckinley C. Edwards, Jr.                    112,500         82,500
Jackie A. Chamberlin                         72,500         52,500
Jonathan M. Hinebauch                        64,118         39,270
Steven P. Merrefield                         38,475         18,135
All executive officers,
  as a group (5 persons)                    462,593        327,405

William E. Coleman                           19,500          9,500
Beverly J. Haddon                            46,000         36,000
Jeremy N. Kendall                            52,000         42,000
Perry M. Johnson                             46,000         36,000
Barry J. Nidorf                               9,000          9,000
Byam K. Stevens, Jr.                         52,000         42,000
All directors who are not
 executive officers, as a group
  (6 persons)                               224,500        174,500

All employees as a group, including
officers who are not executive officers     309,282          2,216

No options have yet been granted under the 1999 Stock Option Plan.

RELATED PARTY TRANSACTIONS; COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Hunter, the Company's CEO and Mr. Edwards, the Company's COO, served as non-voting members of the Company's compensation committee during fiscal 1999, but did not participate in discussions involving their compensation.

     During fiscal 1999 the Company sold home arrest equipment and services to JEMTEC, Inc. in the amount of $219,000. Mr. Kendall, the Chairman of the Company, is Chairman of JEMTEC, Inc.

CERTAIN OTHER TRANSACTIONS

     On June 27, 1999 the Compensation committee approved a loan policy for the officers and directors of the Company to exercise company stock options and pay applicable taxes. The Board of Directors ratified this policy at a regularly scheduled meeting on August 4, 1999. Amounts up to 80% of the exercise price may be borrowed. The terms of the loan include a five year balloon payment, interest at prime rate and adequate security other than the stock being acquired.

     On July 26, 1999 Mr. Hunter borrowed $345,552 pursuant to the above terms to exercise two company stock options expiring July 28, 1999 for 80,735 shares at $5.13 each.

REPORTING COMPLIANCE

SECTION 16(a) BENEFICIAL OWNERSHIP

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended June 30, 1999, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that one report of a single transaction was filed late by Mr. Hinebauch, Mr. Merrefield and Mr. Stevens.


CORPORATE PERFORMANCE GRAPH

     The following performance graph compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock with the S&P (S&P Compustat) Total Return Index for the Nasdaq Stock Market (U. S. companies), Total Return Index for the Russell 2000 and the S&P Total Return Index for Nasdaq Stocks for a selected peer group of six companies whose information and identification products include radio frequency identification technology and personal response services for the preceding five year period. This graph includes the same peer group reported in the Company's fiscal 1998 proxy statement.

                               PERFORMANCE GRAPH

The following indexed graph indicates the Company's total return to its stockholders from June 30, 1994 to June 30, 1999 as compared to total return for the Nasdaq Stock Market (U.S. companies) Index, Russell 2000 Index and a self-determined Peer Group Index selected by the Company, assuming a common starting point of $100 and that all dividends were reinvested. The information contained in this graph is not necessarily indicative of future Company performance.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
    AMONG BI INCORPORATED, THE NASDAQ STOCK MARKET (U.S. COMPANIES) INDEX,
                     RUSSELL 2000 INDEX AND A PEER GROUP**


                        TOTAL RETURN INDEX - BASE 100

Source: S&P Compustat         Base year = 100     6/30/94

     Company Name             Jun-94   Jun-95  Jun-96  Jun-97  Jun-98   Jun-99
     ------------             ------   ------  ------  ------  ------   ------
BI INC                        100.00   139.47  278.95  157.89  197.37   178.95

NASDAQ INDEX COMPOSITE        100.00   100.96  134.77  173.03  210.38   277.61

RUSSELL 2000                  100.00   120.07  148.75  173.04  201.61   204.63

PEER GROUP INDEX              100.00   160.50  377.48  208.26  174.96   122.38


Peer Group
AMERICAN MEDICAL ALERT CORP
AMTEC INC
CHECKPOINT SYSTEM INC
DESTRON FEARING CORP
LIFELINE SYSTEMS INC
RESPONSE USA INC


**   Self-determined peer group consists of six companies which are as follows:
     American Medical Alert Corp, Checkpoint Systems, Inc., Response USA, Inc., Amtech Corp, Destron Fearing Corp and Lifeline Systems, Inc. Four of these companies have a standard industrial classification code of 366 to 369. Two companies provide personal emergency response monitoring.

CHANGE OF ACCOUNTANTS

     On May 10, 1999, the Company dismissed PricewaterhouseCoopers LLP (PWC) as its independent accountants. PWC's reports on the Company's financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audits for the two most recent fiscal years and through May 10, 1999, there were no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PWC would have caused them to make reference thereto in their report on the financial statements for those years. PWC has furnished the Company with a copy of its letter addressed to the SEC stating that it agrees with the foregoing statements. That letter was filed by the Company as Exhibit 16 to its Current Report on Form 8-K reporting an event of May 10, 1999, which the Company filed on May 17, 1999.

     The Company engaged Arthur Andersen LLP as its new independent accountants as of May 10, 1999.

     The Company's Audit Committee recommended and approved the decision to change independent accountants.

PROPOSALS FOR VOTING


PROPOSAL ONE: ELECTION OF DIRECTORS

          The Board of Directors recommends that the shareholders vote FOR the election of the eight directors, as discussed under "Election of Directors."


PROPOSAL TWO:  RATIFICATION OF 1999 STOCK OPTION PLAN


Reasons for Proposal to Approve Stock Option Plan
-------------------------------------------------

     The Board of Directors has approved, and recommends that shareholders approve, the Company's 1999 Stock Option Plan (the "Plan"). The Plan allows the Company to grant options for a number of shares of Common Stock initially equal to 300,000 in addition to the remaining shares reserved but not subject to outstanding options under the Company's 1996 Stock Option Plan. The number of shares of Common Stock subject to issue upon exercise of options granted under the Plan may be increased under the terms of the Plan (see the foregoing section entitled "Number of Options Grantable Under the Plan").

     Reasons for the Plan

     The Plan was adopted in August 1999 for the purpose of encouraging employees, directors and others in a position to contribute to the success of the Company by granting them a right to participate in the Company through exercise of stock options.

     Description of the Plan

     A summary description of the Plan is set forth in the foregoing section of this Proxy Statement entitled "1999 Stock Option Plan".

     Need for Shareholder Approval of the Plan

     In order to allow the options that may be issued as incentive stock options to receive the favorable tax treatment such options are allowed, as well as to obtain certain exemptions from Exchange Act Section 16 "short-swing profits" rules that would otherwise apply, and to comply with the Company's NASDAQ listing requirements, shareholders of the Company must approve the Plan within twelve months of the date it was adopted by the Board of Directors.

     Vote Required

     Approval of the Plan requires the affirmative vote of a majority of the shares of Common Stock present and voting at a meeting if a quorum is present.

     Recommendation of the Board of Directors

     The Board of Directors recommends a vote FOR approval of Proposal Two.


PROPOSAL THREE: RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

       The Board of Directors recommends that the shareholders ratify the appointment of Arthur Anderson LLP, independent accountants, to audit the financial statements of the Company for the fiscal year ending June 30, 2000. A representative of Arthur Anderson LLP will be present at the annual meeting and will have an opportunity to make a statement if he so desires. This individual will also be available to respond to appropriate questions. An adverse vote will be considered as a direction to the Board of Directors to select other independent accountants for the fiscal year ending June 30, 2001.

See also "Change of Accountants".


OTHER MATTERS

       The Board of Directors of the Company knows of no other matters to be presented at the Annual Meeting other than those described above. However, if any other matters properly come before the meeting of which the Company did not have notice prior to June 3, 1999 the person named in the enclosed proxy will vote on such matters in accordance with his or her best judgment. No other matters have been brought to the Company's attention by any person prior to June 3, 1999.

SHAREHOLDER PROPOSALS

       Proposals of shareholders submitted pursuant to SEC Regulation 240.14a-8 that are intended to be presented at the 2000 Annual Meeting must be received by the Company, attention of the Secretary, 6400 Lookout Road, Boulder, Colorado 80301, by May 29, 2000, and must be made in compliance with federal securities laws.

       Proposals of shareholders submitted outside the processes described in SEC Regulation 240.14a-8 will be considered untimely if not received by May 29, 2000.


ANNUAL REPORT - FINANCIAL STATEMENTS

       A copy of the Annual Report to Shareholders, including financial statements for each of the three years in the period ended June 30, 1999, is being mailed to all shareholders with this proxy statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is deemed to be made.

                                        By Order of the Board of Directors



                                        Mckinley C. Edwards, Jr.
                                        Secretary

Dated:  September 27, 1999

                                BI INCORPORATED


                            1999 STOCK OPTION PLAN


     1.   Purpose.  The purpose of this 1999 Stock Option Plan (the "Plan") is
          -------
 to grant to employees, consultants and directors, options to purchase common stock (the "Common Stock") of BI Incorporated, a Colorado corporation (the "Corporation"), so that they may have the opportunity to participate in the growth of the Corporation and to provide them with an increased incentive to promote the interests of the Corporation. The options granted under the Plan are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), unless specifically designated as non-qualified stock options.

     2.   Effectiveness of the Plan; Termination. This Plan shall become
          --------------------------------------
effective at such time as it has received the required approval of shareholders of the Corporation as contemplated by Section 422 of the Code (the "Effective Date"). No options shall be granted under the Plan prior to the Effective Date. The Plan shall terminate at the earlier of ten years from the Effective Date or at such earlier time as the Board of Directors determines to terminate it.

     3.   Eligible Persons.  Employees, directors and consultants of the
          ----------------
Corporation or of any parent or subsidiary of the Corporation shall be eligible to be granted options under this Plan, except that incentive stock options may be granted only to employees. "Parent" and "subsidiary" shall have the meanings set forth in Section 424 of the Code.

     4.   Stock Subject to Plan.
          ---------------------

          (a) The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market. The maximum number of shares of Common Stock initially reserved for issuance over the term of the Plan shall not exceed 300,000 shares. Upon the Effective Date of the Plan, all shares of Common Stock reserved but not subject to outstanding options under the BI Incorporated 1996 Stock Option Plan shall become part of the shares of Common Stock reserved for options to be granted under this Plan (in addition to the 300,000 shares reserved above) and no further options shall be granted under the BI Incorporated 1996 Stock Option Plan. In addition, the share reserve will automatically be increased on the first day of each fiscal year, beginning with the fiscal year ending June 30, 2000, by an amount equal to two percent (2%) of the total number of shares of Common Stock outstanding on the last day of the immediately preceding fiscal year, or such lesser number of shares as is later ratified by the Board at their first meeting or action in the beginning of such new fiscal year; provided, that in no event shall any such annual increase exceed 200,000 shares.

          (b) Shares of Common Stock reserved for issuance pursuant to outstanding options shall be available for subsequent issuance under the Plan to the extent those options expire or terminate for any reason prior to exercise in full. In the event the exercise price of an option under the Plan be paid with shares of Common Stock, or should shares of Common Stock otherwise issuable under the Plan be withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the exercise of an option, then the number of shares of Common Stock available for issuance under the Plan shall be reduced by the gross number of shares for which the option is exercised or which vest under the stock issuance, and not by the net number of shares of Common Stock issued to the holder exercising such option.

          (c) Appropriate adjustments shall be made to the number and type of shares reserved under the Plan, including the number and type of shares to be added annually to the Plan as provided for in Paragraph 4(a) above, upon the occurrence of any of the events describe in Section 10 below. Any such adjustments as determined by the Committee shall be final, binding and conclusive.

     4.   Administration.
          --------------

          (a) The Plan shall be administered by a committee of at least two non-employee members of the Board of Directors of the Corporation (the "Board") appointed by the Board and serving at the Board's pleasure (the "Committee"). The Board may increase the size of the Committee, appoint additional members, remove members (with or without cause), appoint new members, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan. As used herein, the term Board shall also mean the Committee.

          (b) The Board may from time to time adopt such rules and regulations as it may deem advisable for the administration of the Plan, and may alter, amend, or rescind any such rules and regulations in its discretion. The Board shall have the power to interpret or amend or discontinue the Plan, except that any amendment which, under state or federal law or the applicable rules of any exchange or trading system on which the Common Stock is traded, would require shareholder approval shall take effect only upon such approval; and further provided that without the written consent of an optionee, no amendment or discontinuance of the Plan shall alter or impair any option previously granted to him under the Plan, subject to any provisions otherwise in the Plan. All decisions made by the Board in the administration and interpretation of the Plan shall be binding and conclusive for all purposes. No member of the Board shall be liable for any action taken or decisions made by him or her in good faith with respect to the Plan or any options granted under it.

     5.   Price, Terms and Conditions of Options.
          --------------------------------------

          (a) Options shall be evidenced by a written Incentive Stock Option Agreement or Non-Qualified Stock Option Agreement, as appropriate, in the form approved from time to time by the Board. The type of option, the number of shares which may be purchased under such option, the exercisability of such option, the option's expiration date and the purchase price per share, shall be designated by the Board at the time the option is granted.

          (b) The purchase price per share of any option granted hereunder shall in no event be less than 100% of the fair market value of each share at the time the option is granted; provided, however, that incentive stock options may not be granted to any holder of the voting rights of 10% or more of the total combined voting power of all classes of stock of the

Corporation at time of grant, unless the purchase price is at least 110% of the fair market value of the shares at the time of grant. "Fair market value" shall be determined as set forth in Section 9 below. No incentive stock options shall be granted under the Plan to any employee where the aggregate fair market value (determined at the time the option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by such employee during any calendar year (under all such plans of the Corporation and its parent and subsidiary corporations) shall exceed $100,000; provided that non-qualified stock options granted under the Plan may exceed these limits. All options shall be exercisable even though there may be outstanding any other option(s) which was or were granted before the granting of such option. The Board may impose on any option any additional terms and conditions which it deems advisable and which are not inconsistent with the Plan.

     6.   Transferability.  Unless otherwise determined by the Board, an option
          ---------------
granted under the Plan shall not be transferable by the individual to whom it is granted otherwise than by will or the laws of descent and distribution, and shall be exercisable, during the lifetime of such individual, only by him; provided, however, that if such individual becomes legally disabled, his legal representative may exercise the option on his behalf.

     7.   Exercise of Option.
          ------------------

          (a) Exercise of an option shall be accomplished by delivery to the Corporation before the option's expiration of written notice, signed by the holder of the option, specifying the number of shares with respect to which the option is exercised, the type of option being exercised, and by full payment of the purchase price for the shares. The purchase price may, at the Corporation's discretion, be paid by assignment to the Corporation of outstanding shares of Common Stock of the Corporation owned by the optionee for at least six (6) months prior to the date of exercise and having a fair market value (as determined pursuant to Section 9 below) equal to the purchase price or that portion thereof being paid in outstanding stock. The Corporation may issue a certificate which reflects the net number of shares issuable after payment of the exercise price in already owned Common Stock, so that the previously owned certificate need not actually be tendered. An option may not be exercised for a fraction of a share of Common Stock. At the Corporation's request, the notice of exercise delivered to it shall contain a representation that the shares are being purchased for investment only and not for resale or distribution. Within a reasonable time after receipt of the properly executed notice of exercise, the Corporation shall cause to be issued and delivered to the holder of the option a certificate for the number of shares of Common Stock being purchased; provided, however, that the Corporation may in its discretion allow the optionee to elect to pay any withholding taxes payable upon exercise of a non-qualified stock option, in whole or in part, by transferring to the Corporation shares of Common Stock of the Corporation owned by him or by being credited by the Corporation for shares he has a right to acquire in the option being exercised.

          (b) No person shall have any rights as a stockholder with respect to any shares covered by an option until the date of the issuance of a stock certificate(s) for the shares for which the option has been exercised. No adjustments shall be made for dividends or distributions or other rights for which the record date is prior to the date such stock certificate(s) are issued, except as provided in Section 10. Nothing in this Plan or in any option agreement shall confer upon any optionee any rights to continue in the employ of the Corporation or shall affect the Corporation's ability to terminate the optionee's employment at any time.

     8.   Expiration of Option.
          --------------------

          (a) Each option granted under the Plan shall expire on the earlier of
(i) the date set forth in the Option Agreement for such optionee; (ii) no later than ten (10) years from the date the option is granted, provided that no incentive stock option granted to a 10% shareholder (as described in Section 5, above) shall be exercisable after the expiration of five (5) years from the date of grant; or (iii) in the case of an incentive stock option, three (3) months following the termination, for any reason other than death or disability, of the employment by the Corporation, or by its parent or subsidiary, of the employee to whom the option is granted.

          (b) Unless earlier terminated pursuant to this Section 8, each incentive stock option granted under the Plan, shall expire one (1) year following the termination on account of death or disability of the employment by or services for the Corporation, or by or for its parent or subsidiary, of the employee to whom the option is granted. In the event of the termination of employment by the Corporation of an optionee on account of his or her death or disability, the optionee shall for purposes of the foregoing requirement be considered to have completed the next full vesting period of employment with respect to the vesting period in which his or her death or disability occurs.

     9.   Definition of Fair Market Value.  For the purposes of this Plan, "fair
          -------------------------------
market value" shall mean either the exercise price per share established in the discretion of the Board of Directors or, so long as the Corporation's stock is publicly traded, the closing price per share of Common Stock of the Corporation on the last trading day preceding the date of grant.

     10.  Stock Splits, Dissolutions, Mergers, Etc.
          -----------------------------------------

          (a) In case of any stock split, stock dividend or similar transaction which increases or decreases the number of outstanding shares of the Corporation's Common Stock, appropriate adjustment will be made to both the number of shares which may be purchased under the Plan and the number and exercise price per share of Common Stock which may be purchased under any outstanding options.

          (b) In the event of the proposed dissolution or liquidation of the Company, all options will be deemed terminated immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. The Board may, in the exercise of its sole discretion in such instances, give each Optionee the right to exercise his option prior to the consummation of such action as to all or any part of the Common Stock subject to such option, including shares as to which the option would not otherwise be exercisable.

          (c) In the case of any merger, sale of all or substantially all of the assets of the Corporation of other transaction which results in the replacement of the Corporation's Common Stock with the stock of another corporation, any option granted under the Plan shall accelerate and become immediately exercisable in full as of the day immediately preceding the closing day of such event, unless there shall have been a binding agreement entered into for the assumption or replacement of any options with comparable options to purchase the stock of such other corporation.


ADOPTED BY THE BOARD OF DIRECTORS:   August 4, 1999

                       PROXY SOLICITED ON BEHALF OF THE
                     BOARD OF DIRECTORS OF BI INCORPORATED

                    For Annual Meeting on November 16, 1999


          The undersigned hereby appoints David J. Hunter and Mckinley C. Edwards, Jr., or either of them, attorneys and proxies for the undersigned, with full power of substitution, to vote all shares of capital stock of BI Incorporated (the "Company") held of record by the undersigned on September 22, 1999, at the Annual Meeting of Stockholders of BI Incorporated to be held at the Raintree Plaza Hotel, 1900 Diagonal Highway 119, Longmont, Colorado on Thursday, November 16, 1999, 10:00 a.m., M.S.T., and at any adjournment thereof. The undersigned hereby revokes any proxy or proxies heretofore given in respect to the same shares of stock.

          THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BELOW BY THE UNDERSIGNED WITH RESPECT TO PROPOSALS 1, 2 AND 3. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED FOR SUCH PROPOSALS AND SUCH SHARES WILL BE VOTED IN EITHER OR BOTH OF THE PROXIES' DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OF WHICH THE COMPANY HAD NOT RECEIVED NOTICE PRIOR TO JUNE 3, 1999.

     TO ENSURE A QUORUM, YOU ARE URGED TO DATE AND SIGN THIS PROXY ON THE LINE BELOW AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

          The Directors recommend a VOTE FOR these three proposals:

          1.      Election of Directors.

                  _____ FOR              _____ WITHHOLD AUTHORITY to vote for
                                                  all nominees listed below


                  Nominees:   William E. Coleman, Mckinley C. Edwards, Jr.,
                              Beverly J. Haddon, David J. Hunter, Jeremy N.
                              Kendall, Perry M. Johnson, Barry J. Nidorf and
                              Byam K. Stevens, Jr.


                  If you desire to withhold authority to vote for any individual nominee, please write the nominee's name on the space provided:

                  --------------------------------------------------

          2.      Ratification of 1999 Stock Option Plan.

                  ___FOR             ___AGAINST             ___ABSTAIN



          3. Ratification of Arthur Anderson LLP as independent accountants.


                  ___FOR             ___AGAINST             ___ABSTAIN


                  In their discretion, the above-named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment hereof.

                              Dated:___________________, 19 __


                              _______________________________________
                              Signature


                              _______________________________________
                              Signature if held jointly

                              Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.